UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2011

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 8, 2011, Donald M. Engelman, Ph.D. notified the Board of Directors of Stryker Corporation (the "Company") that he will retire as a Director of the Company, effective April 26, 2011 and, therefore, will not stand for re-election to the Company's Board of Directors at its Annual Shareholders' meeting to be held on April 26, 2011.

(e) The Company has historically granted stock options to key employees and, since 2009, has granted restricted stock units as well as stock options to certain key employees under the 2006 Long-Term Incentive Plan.  On February 9, 2011, performance stock units (PSUs) were included for the first time in the equity awards to certain key employees under the Plan. The 2011 awards to the Company's Chief Executive Officer, Chief Financial Officer and named executive officers under the Plan are as follows:

Name	Title	Number of Stock Options	Number of Performance Stock Units at Target
Stephen P. MacMillan	Chairman, President and Chief Executive Officer	180,805	60,268
Curt R. Hartman	Vice President and Chief Financial Officer	36,160	12,054
Michael P. Mogul	Group President, Orthopaedics	37,195	12,398
Andrew G. Fox-Smith	Group President, International	35,420	11,807
Timothy J. Scannell	Group President, MedSurg and Spine	34,555	11,518

The stock options have an exercise price of $59.70 per share, the closing sales price as reported on the NYSE Composite Transactions for the day before the grant, will become exercisable 20% per year beginning on February 9, 2012 and will expire on February 8, 2021.  The vesting of the PSUs is dependent upon the Company's financial performance during the three-year period ending December 31, 2013, with the vesting of 50% of the PSUs being based on the level of achievement of pre-established three-year average adjusted earnings per share goals and the vesting of the remaining 50% of the PSUs being based on the Company's three-year average sales growth performance relative to a comparison group of companies.  As a general rule, the vesting of the performance share units is also dependent upon the recipient remaining continuously employed with the Company through the vesting date, March 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

(Registrant)

February 11, 2011                                           /s/ CURTIS E. HALL

Date                                                                Curtis E. Hall

Vice President, General Counsel, and Secretary